Exhibit 10.30

FIRST AMENDMENT TO

COBRA ELECTRONICS CORPORATION

2002 DEFERRED COMPENSATION PLAN

FOR SELECT EXECUTIVES

WHEREAS, Cobra Electronics Corporation, a Delaware Corporation (the “Company”), has heretofore adopted and maintains a deferred compensation plan titled the “Cobra Electronics Corporation 2002 Deferred Compensation Plan for Select Executives” (the “Plan”) for the benefit of a select group of management and highly compensated employees; and

WHEREAS, the Company desires to amend the Plan in certain respects.

NOW THEREFORE, pursuant to the power of amendment contained in Section 11 of the Plan, the Plan is hereby amended as provided below, such amendments to be effective as of November 1, 2008 and, except to the extent such amendments remove or add individuals to Exhibit A, such amendments to have effect as of November 1, 2008 as if such amendments are effective as of the original effective date of the Plan:

1. Section 2(j) of the Plan is amended to read as follows:

(j) Years of Service. The number of complete consecutive twelve-month periods occurring during the period beginning on January 1, 2002 or, if later, the Participant’s first day of employment by the Company, and ending on the day the Participant’s employment with the Company terminates; provided, however, that for any individual who does not become a Participant until a date identified on Exhibit A which is after December 31, 2002, “Years of Service” shall mean the number of complete consecutive twelve-month periods occurring during the period beginning on the day set forth in Exhibit A for such purpose and ending on the day the Participant’s employment with the Company terminates.

2. The second sentence of Section 3(a) of the Plan is amended to read as follows:

The account maintained for a Participant (i) shall as of each day described in Section 3(b) be credited pursuant to Section 3(b) and as of each Valuation Date be credited or charged pursuant to Section 3(c), and (ii) shall as of the day any payment is made pursuant to Section 4 or 5 with respect to the Participant be charged with the amount of such payment.

3. Section 3(b) of the Plan is amended to read as follows:

(b) With respect to each individual who is a Participant on December 31, 2002 and is identified in Table 1 of Exhibit A, the amount identified in such Table 1 shall be credited to the account of such Participant as of the day occurring during 2002 identified in such Table, and the amount identified in such Table 1 shall be credited to the account of such Participant as of the day identified in such Table occurring during each subsequent calendar year, provided that each such credit shall be made only if the individual is a Participant and employed by the Company on the day on which such credit is to be made. Similarly, with respect to each individual who becomes a Participant on a day identified in Table 2 of Exhibit A which is after December 31, 2002, the amount identified in such Table 2 shall be credited to the account of such Participant as of the day identified in such Table occurring during the year during which the individual becomes a Participant, and the amount identified in such Table shall be credited to the account of such Participant as of the day identified in such Table occurring during each subsequent calendar year, provided that each such credit shall be made only if the individual is a Participant and employed by the Company on the day on which such credit is to be made. Notwithstanding the foregoing, and notwithstanding any provision of Section 13, the Company may, in its sole discretion, amend Exhibit A or any other provision of the Plan to provide that any such credit to be made to the account of a Participant as of a day during a calendar year shall instead be made as of another day during such calendar year. If a Participant’s employment with the Company terminates on or after the Participant attains age 65 or a Change of Control occurring on or after January 1, 2002 or due to the Participant’s Disability or death, or if the Company terminates the Participant’s employment at any time for reasons other than for Cause, and if such termination occurs during a calendar year prior to the day during such calendar year as of which an amount is to be credited to the account of a Participant (if such termination of employment had not occurred), there shall be credited to the account of such Participant as of such day an amount equal to such amount multiplied by a fraction the numerator of which is the number of days during such calendar year during which the Participant was employed by the Company and the denominator of which is 365.

4. The third sentence of Section 3(c) of the Plan is amended to read as follows:

The Company shall inform the Participant of such selection prior to the beginning of the Valuation Period or, if later, prior to the 30th day after the Participant becomes a Participant.

5. The second sentence of Section 13 of the Plan is amended to read as follows:

Notwithstanding the foregoing,

(i) The Company may amend the Plan to reduce or terminate any credits that would otherwise be made pursuant to Section 3(b) effective with respect to the second or any subsequent such credit that would otherwise be made following the date of such Company action, in which case the amount to be paid to any Participant or any beneficiary shall be reduced accordingly.

(ii) The Company may pursuant to any amendment, termination or cancellation of the Plan provide that the vested percentage (determined pursuant to Section 4) of a Participant’s account shall, in full satisfaction of all the Company’s obligations under the Plan with respect to such Participant, be paid to the Participant in lump sum as soon as administratively practicable as of any Valuation Date following the date of such Company action provided that (A) such account shall first be credited with the first amount that would otherwise be credited pursuant to Section 3(b) following the date of such action (such amount to be credited no later than the earlier of such Valuation Date or the day on which such credit would otherwise be made), (B) amounts described in Section 3(c) continue to be credited or charged to such account up to and including such Valuation Date, and (C) such Participant be deemed to have completed ten full Years of Service for purposes of determining his vested percentage if he is still employed by the Company as of the date of such Company action.

(iii) The Company may pursuant to an amendment, termination or cancellation of the Plan provide that, for purposes of determining any benefit pursuant to Section 5(c), a Participant’s Annual Compensation shall be determined as if the Participant dies and terminates employment with the Company on December 31 of the calendar year during which such Company action occurs.

6. Exhibit A to the Plan is amended to read as follows:

EXHIBIT A

Table 1

Individuals Who Are Participants On December 31, 2002

and Whose Years of Service Begin on January 1, 2002

(a) Participant	(b) Amount credited as of the day identified in column (c) during 2002 *	(c) Day during 2002 as of which the amount identified in column (b) is credited *	(d) Amount credited as of the day identified in column (e) during each year after 2002 up to and including the year of attaining age 65 *	(e) Day during each year after 2002 up to and including the year of attaining age 65 as of which the amount identified in column (d) is credited *
William Chamberlain	$14,080	April 15	$14,080	April 15
Lucy Erikson	$27,013	April 15	$27,013	April 15
Bruce Legris	$19,617	April 15	$19,617	April 15
Daniel Schiff	$13,433	April 15	$13,433	April 15

*	All identified amounts are credited as of the identified dates pursuant to (and subject to the terms and conditions) of Section 3(b).

Note that no amount is credited as of any day during any year following the year during which the Participant attains age 65.

Table 2

Individuals Who Become a Participant After December 31, 2002

and Whose Years of Service Begin After January 1, 2002

(a) Participant/ Date of becoming Participant/ Date Years of Service begin	(b) Amount credited as of the day identified in column (c) during year of becoming a Participant *	(c) Day during the year of becoming a Participant as of which the amount identified in column (b) is credited *	(d) Amount credited as of the day identified in column (e) during each year after the year of becoming a Participant up to and including the year of attaining age 65 *	(e) Day during each year after the year of becoming a Participant up to and including the year of attaining age 65 as of which the amount identified in column (d) is credited *
Sally Washlow November 1, 2008 May 14, 2007	$17,922	September 18 (2008)	$17,922	April 15

*	All identified amounts are credited as of the identified dates pursuant to (and subject to the terms and conditions of) Section 3(b).

Note that no amount is credited as of any day during any year following the year during which the Participant attains age 65.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 28th day of October, 2008.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Title:	Senior Vice President & CFO

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